Exhibit 99

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino	Joe Calabrese	Julie Tu

Vice President & CFO	General Contact	Analyst Information

(724) 387-5235	(212) 827-3772	(212) 827-3776

Respironics Showcases Latest Technologies at Medtrade Spring
Building Upon Strong Fiscal Third Quarter Performance,
Announces Acquisition of J.H. Emerson Company

MURRYSVILLE, PA – April 24, 2007 – Respironics, Inc. (NASDAQ/NMS Symbol: RESP) will showcase its latest innovations for sleep and home respiratory care at Medtrade Spring 2007. The international tradeshow for the home healthcare industry kicks off tomorrow at the Las Vegas Convention Center. Innovative sleep therapy platforms, a new entry into in-home apneic screening, and breakthroughs in mobile oxygen therapy systems are among the offerings from Respironics. Adding to its family of technologically advanced products, the Company also is premiering System One™ — a new standard in sleep therapy that combines two of Respironics’ recent innovations.

The Company stated that it is pleased to be introducing these technologies to its previously strengthened portfolio of products, including the recently introduced M Series of devices and the OptiLife™ mask. These core products enabled the Company to achieve global sleep therapy growth of 21% and overall revenues, earnings and gross margins in line with previous guidance during the Company’s third fiscal quarter ended March 31, 2007. This performance was driven by 18% domestic and 31% international sleep therapy growth. Respironics stated that it will be providing a complete review of its fiscal 2007 third quarter performance during its previously scheduled earnings call and webcast on Thursday, April 26, 2007.

Advances in Sleep
Respironics is very pleased to announce the introduction of A-Flex™, the Company’s newest breathing modality now being integrated into the Company’s REMstar® Auto CPAP device. Building on the proven comfort of C-Flex™, A-Flex™ takes patient comfort to a new level by matching pressure delivery to the patient’s entire breathing cycle. The A-Flex™ mode actually cycles with the patient during the patient’s inhalation phase in addition to providing pressure relief during exhalation.

System One™ combines the innovative A-Flex™ breathing mode with the Company’s newest patient interface device, the OptiLife™ mask, to provide the ultimate in patient therapy and comfort. OptiLife™, the first in the My Life™ Series, was designed to help patients get the most out of the revolutionary
A-Flex™ algorithm. The mask’s flexible headgear design and chin support provide a soft foundation for the seal and eliminate nasal irritation, pressure, and pulling. It comes with pillow cushions in four sizes to ensure an excellent seal for a wide range of patients. At only 2.4 ounces, the OptiLife™ mask is one of the lightest patient interface products available, and it is perfect for side sleepers.

John L. Miclot, President and Chief Executive Officer of Respironics, commented, “We’ve had tremendous success with the OptiLife™ mask since it was launched in January 2007. We are excited about the combination of this innovative patient interface device with our revolutionary A-Flex™ breathing mode. We believe this combination, our new System One™, has the capability to raise the standard of care in this marketplace. Our new Obstructive Sleep Apnea (OSA) therapy systems are designed from conception to deliver optimal patient care, and they are backed with our renowned product support, promise programs, and business solutions.”

Also being featured at Medtrade and introduced into the U.S. market is the BiPAP® autoSV™ sleep therapy system, which was recently granted 510(k) clearance from the U.S. Food and Drug Administration (FDA). This highly advanced product was specifically designed to provide noninvasive ventilatory support to treat complicated sleep-disordered breathing patients suffering from OSA and respiratory insufficiency caused by central and/or mixed apneas and periodic breathing. It combines proven technologies that recognize and respond to patients’ changing pressure needs.

Rounding out the offerings in sleep is a brand new entry into apneic screening with RUSleeping™ RTS, a same-day, objective, in-home apneic event screener. The device was created to help get people one step closer to diagnosis and treatment of OSA. Based upon a patient’s at-home overnight score, physicians can easily tell if the patient is a likely candidate for a sleep study. About the size of a pager, the device consists of a base unit, a disposable nasal cannula, and AAA battery. It’s easy to operate and can be reused from patient-to-patient.

Home Respiratory Care

Respironics is delivering on its promise of anticipating needs and providing solutions to the home respiratory market with the launch of the Freedom Series™ of oxygen therapy products. Respironics’ EverFlo™ is a five-liter, 31-pound stationary oxygen concentrator designed to provide oxygen therapy to prescribed patients while reducing associated costs such as maintenance, as well as unscheduled patient calls and visits. The lighter weight EverFlo™ concentrator uses less power, produces less heat and noise, enables easy shipping and storage, and does not require a filter replacement by the patient.

Another cutting edge solution in oxygen therapy in the Freedom Series, the EverGo™ Portable Oxygen Concentrator, was designed for active individuals who need help breathing. EverGo™ weighs less than 10 pounds, offers an eight-hour battery life and 1050 milliliter per minute oxygen capacity, and gives patients greater freedom so that they are not limited by their devices. With products from the Freedom Series, homecare providers are better equipped to control some of the costs associated with oxygen therapy and make better use of reimbursement rates. Ideal for air travel, EverGo™ has been approved for use by the FAA and several commercial carriers: Alaska Air, American, ATA, Delta, Frontier, Horizon, Midwest, Midwest Connect, Southwest, and Sun Country.

Emerson Acquisition

The Company is also pleased to announce that it has acquired substantially all of the operating assets of the
J. H. Emerson Company (“Emerson”) for a purchase price of approximately $23.0 million. Emerson is involved primarily in the manufacture and distribution of the CoughAssist® device that Respironics had previously distributed. The CoughAssist® device provides secretion clearance to patients with Chronic Obstuctive Pulmonary Disease as well as certain other respiratory ailments and conditions. CoughAssist® gives these patients an effortless way to remove respiratory secretions that could otherwise instigate an exacerbation of their illness. Emerson achieved revenues for calendar year 2006 of approximately $8.0 million.

Expanding the Portfolio

“We are pleased to be expanding our presence in the sleep and respiratory markets through both the introduction of internally developed products as well as through acquisitions such as Emerson. And, we are proud of our growing portfolio of technologically advanced products and the contributions our associates make worldwide to help us deliver life-changing therapies to patients with sleep and respiratory disorders,” Mr. Miclot concluded.

The Company stated that it will not be changing its financial guidance or outlook based on this announcement.

About Respironics

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and health care providers. Respironics markets its products in 131 countries and employs more than 4,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com

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FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales, acceptance, and quality of the Company’s products and programs; the results of clinical trials; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements, enforcement actions, product recalls or related field actions; future results from acquisitions and strategic investments; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States; foreign currency fluctuations; the effects of a major natural disaster, cyber-attack or other catastrophic event that results in the destruction or disruption of any critical business or information technology systems; customer consolidation and concentration; increasing price competition and other competitive factors in the manufacture, distribution, and sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; the number of equity awards granted to employees and changes in the Company’s stock price; and third party reimbursement; all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

© 2007 Respironics, Inc. and its affiliates.